Exhibit 99.7

Harbor Drive Special Situations Master Fund Ltd.

February 14, 2007

Nomura Credit & Capital, Inc.

2 World Financial Center, 21st floor

New York, NY 10281

Attn:  Mr. Robert Leifer

McGuire Woods LLP, as Escrow Agent

1345 Avenue of the Americas, 7th Floor

New York, NY 10105

Attn:  Louis W. Zehil, Esq.

Gentlemen:

We refer to the Stock Purchase Agreement, dated as of January 19, 2007 (the “Agreement”), by and between Nomura Credit & Capital, Inc., Harbor Drive Special Situations Master Fund Ltd. and McGuire Woods LLP.  (Certain defined terms used in this letter are used as defined in the Agreement.)  This letter amends the Agreement as set forth below:

1.             The Purchase Amount set forth in Section 1.1 of the Agreement shall be Two Million Nine Hundred Fifty Thousand Dollars ($2,950,000).

2.             Notwithstanding the provisions of Section 1.2 of the Agreement, the parties to the Agreement waive any right provided by the Agreement to delay the consummation of the sale and purchase of the Warrant Shares until the effectiveness of the Registration Statement.  Within one day after the date hereof, the Buyer will deposit with the Escrow Agent cash in the amount of $300,000 which the Buyer and the Escrow Agent agree is the difference between $2,950,000 and the amount of the original Purchase Amount, which the Buyer has already deposited with the Escrow Agent.  Once such deposit has been made, the Seller shall immediately make the deliveries referred to in Section 1.2 of the Agreement.

3.             Notwithstanding the last sentence of Section 1.2 of the Agreement, the Escrow Agent shall deliver to the Seller the sum of One Million Two Hundred Thousand Dollars ($1,200,000), which amount represents the amended Purchase Amount less the exercise price for the Warrant Shares being purchased.

4.             The parties agree that Section 4.1 of the Agreement shall be deleted.

Except as amended hereby, the Agreement shall continue in full force and effect in accordance with its original terms.

If you are in agreement with the foregoing, please indicate acceptance of this amendment by signing the enclosed counterparts of this letter and returning it to us, whereupon this letter shall constitute a binding amendment to the Agreement.

Your sincerely,

Harbor Drive Special Situations Master Fund, Ltd.

		By:	/s/ C. Michael Vaughn
Name: C. Michael Vaughn
Title: Fund Manager

Accepted and agreed to:

Nomura Credit & Capital, Inc.

By:	/s/ Robert Leifer
Name: Robert Leifer
Title: Director

McGuire Woods LLP

By:	/s/ Thomas H. Horenkamp
Name: Thomas H. Horenkamp
Title: Associate

cc:	Sidley Austin LLP
One S. Dearborn St.
Chicago, IL 60603
Attn.: John P. Kelsh

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attn.: William N. Dye